Exhibit 10.12

INTERNATIONAL COLLECTING AGREEMENT

This International Collecting Agreement (“Agreement”) is made and entered into on the later date signed below, by and among the Institut de la Pharmacopée et de Médecine Traditionnelles of the Centre National de la Recherche Scientifique et Technologique, a research institution of the Gabonese Republic (“IPHAMETRA-CENAREST”), MISSOURI BOTANICAL GARDEN, a Missouri Charitable trust (“MBG”), and SEQUOIA SCIENCES, INC., a California Corporation (“Sequoia”).

WHEREAS, on June 15, 2000, IPHAMETRA-CENAREST, MBG, and Sequoia signed a Memorandum of Intent (“MOI”) to negotiate a mutual collaborative understanding addressing the issues raised in the Framework For Negotiating An International Collecting Agreement In Gabon attached to the MOI, and any additional issues which the Parties may raise;

WHEREAS, the Parties desire to collaborate in the collection, export, extraction, purification, and commercialization of botanical resources of the Gabonese Republic (“Gabon”);

WHEREAS, IPHAMETRA-CENAREST has authority from the Government of the Gabonese Republic to authorize access to Gabonese biodiversity and desires to help obtain any necessary approvals and facilitate the activities of MBG and Sequoia in Gabon; MBG desires to collaborate with IPHAMETRA-CENAREST to collect plant samples in Gabon and deliver the plant samples to Sequoia; and Sequoia desires to produce extracts from the plant samples for biochemical evaluation and potential commercial development, including distribution to pharmaceutical and agricultural companies.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows.

1.	Definitions

In this Agreement the following expressions shall have the following meanings:

1.1 “Biological Material” means plants, samples of plants, plant parts such as roots, leaves, flowers, wood, bark, fruit, seeds, and any other material of plant origin and the genetic resources contained therein, collected in Gabon pursuant to this Agreement.

1.2 “Specimens” mean voucher material collected for archival storage and taxonomic/morphological study as opposed to extraction and/or fractionation for potential commercial purposes.

1.3 “Derivatives” mean extracts, fractions, and isolated compounds obtained from Biological Material, and synthetic counterparts, analogs, and structural variants modeled on the isolated compounds or data associated therewith.

1.4 “Genetic Resources” mean Biological Material containing functional units of heredity of actual or potential value;

1.5 “Products” mean commercially valuable pharmaceutical, nutritional, industrial, agricultural, or otherwise useful Biological Material and Derivatives, or combinations thereof with other materials.

1.6 “Net Sales” means the total revenues of Sequoia based on sales of Products by Sequoia to an unrelated party, excluding sales and similar taxes, discounts, allowances, credits for returns, rebates, import duties and other governmental charges, freight or transportation charges, and insurance. In the event any Product containing one or more other active functional ingredients, the Net Sales Price, for purposes of determining royalty payments on such combination, shall be calculated by allocating a reasonable portion of the Net Sales Price for the Product to each of the active functional ingredients (such as relative value to the end user of the various components, where ascertainable).

2.	Plant Collection/Access to Biodiversity

2.1 MBG is authorized to undertake plant collecting trips in Gabon subject to the terms of this Agreement and of any and all applicable laws and regulations of Gabon. The current expectation is that at the outset several trips will be conducted per year, each of about 6-8 weeks duration and involving the collection of about 500 plant samples, subject to availability and other factors. Collection will be consistent with the Missouri Botanical Garden Natural Products Research Policy (attached) as it may be updated, and accepted international standards regarding environmental protection.

2.2 MBG will provide funding to cover the costs of the collecting activities. Gabonese botanists from the National Herbarium and / or other suitable personnel will collaborate in the field work as required and will receive per diem compensation as part of the funding. The Gabonese researchers through their participation will receive hands-on training as appropriate. MBG will provide training in herbarium management or in other appropriate subjects in St. Louis for at least one Gabonese botanist (research staff member, technician, or other personnel) per year. MBG will deposit a complete set of voucher specimens of plants collected in Gabon with the National Herbarium, and provide assistance and supplies to mount the specimens, and taxonomic information about them.

2.3 MBG shall be responsible for making arrangements with contractors and collaborators, and for paying them, and the contractors shall have no recourse against Sequoia. Sequoia will underwrite the costs of the collection activities and will reimburse MBG for costs submitted pursuant to agreement between Sequoia and MBG.

2.4 Recollection.

If recollection of individual samples of Biological Material is desired by MBG, Sequoia, and/or Sequoia’s customers, in amounts greater than originally collected, then MBG shall provide notice to IPHAMETRA-CENAREST and seek to establish Gabon as their first source of resupply for the Biological material under the terms of this Section 2. The costs of recollection shall be borne by Sequoia. If an ongoing supply of the material is required, the parties will consider establishing a sustainable source of the plants, such as cultivation or sustainable sourcing from natural populations. If there is no response by IPHAMETRA-CENAREST to the notice within 60 days after it is given, or if it is mutually determined that it is not feasible to obtain adequate supplies of the Biological material from Gabon upon environmentally sound and mutually agreeable fair terms, the materials may be obtained elsewhere.

2.5 Approvals

2.5.1 Prior to collecting Biological material, MBG and IPHAMETRA-CENAREST will mutually agree upon the (a) date of collection (b) the location of the intended collection activity, and (c) the duration of the intended collecting activity.

2.5.2 Prior to exporting Biological material collected under this Agreement, MBG will submit to IPHAMETRA-CENAREST a Notification of Biological Material Transfer, identifying (a) the location of the collection activity, (b) the dates of the collecting activity, (c) the plant samples collected and being transferred, and (d) the amount of material collected.

3.	Benefit Sharing

3.1 In addition to funding of the collection, voucher specimens, and training activities set forth in Sections 2.2 - 2.4, Sequoia will provide the following, which the parties acknowledge to be an equitable compensation package as benefit-sharing for the commercialization of collected Biological Material.

3.2 Sequoia shall pay directly to IPHAMETRA-CENAREST the following fixed fees:

3.2.1 A contract signing payment of US $10,000 (ten thousand US dollars) to be paid upon execution of the Agreement.

3.2.2 An annual commercialization fee due within 60 days from the end of each calendar year in which Sequoia sells Biological material obtained from Gabon or Derivatives thereof in the amount of US $10,000 (ten thousand US dollars).

3.3 Sequoia shall pay the following variable fees (a) directly to IPHAMETRA-CENAREST if the cumulative variable fees do not exceed the total amount of the annual commercialization fee under Section 3.1.2, or (b) into a funding mechanism (Gabon Biodiversity Fund) to be established by the parties, as further defined below in paragraph 3.4, if the variable fees exceed the annual commercialization fee.

3.3.1 A royalty of 3% of Sequoia’s Net Sales of Biological Material collected under the Agreement and Derivatives thereof.

3.3.2 Milestone payments upon report of the following milestones to Sequoia by its customers, in the amounts indicated in Annex l. Sequoia will be entitled to retain the balance of milestone payments received in excess of the amount set forth in this Section, if any.

3.3.3 Fifty percent (50%) of commercial royalties Sequoia may receive from its customers based on their sales of pharmaceutical products or other commercial compounds originating from Biological Material collected under this Agreement.

3.4 Sequoia shall report annually in writing to IPHAMETRA-CENAREST on the fractionation and other research and development and commercialization relating to Biological material provided under this Agreement. The report shall include: a list of all milestones achieved during the prior year using the Biological material, all actions related to the protection of intellectual property based thereon, an accounting of Net Sales, and royalties paid under the Agreement, and any commercial applications for any Products being developed. The report shall be provided within 90 days following each anniversary of the Effective Date. This obligation shall extend beyond the termination of this Agreement with respect to Biological material collected under this Agreement.

3.5 The parties anticipate forming the Gabon Biodiversity Fund (GBF) as for example a fund, a not-for-profit corporation, or a program of an existing legal entity, or otherwise, depending on the needs and desires of the parties, as the parties may agree. The GBF would include at least one Gabonese representative, and would decide on the most appropriate disbursement of funds received from Sequoia, with a goal of promoting the study and conservation of biodiversity, sustainable development of the products of biodiversity, and equitable sharing of benefits among stakeholders. Until such time as a GBF is approved by the parties, Sequoia shall pay the sums under Section 3.2 into escrow in a separate bank account, with reporting to the other parties, and upon formation of the GBF, such sums shall be transferred to the GBF.

4.	Audit

IPHAMETRA-CENAREST may conduct a confidential audit of Sequoia’s financial records to verify that payments have been properly made. The audit will be conducted by a certified public accountant or equivalent to verify whether the correct amount of money was paid under this Agreement. Such an audit may be conducted once annually during the term of this Agreement, during regular business hours and on reasonable prior written notice. The auditor’s report shall be limited to a statement of whether the amount paid was correct, and if not, what adjustment is appropriate. If there has been an underpayment, Sequoia shall pay an adjustment, and shall pay the costs of the audit. If no adjustment is required, IPHAMETRA-CENAREST (or the GBF as appropriate) shall pay the cost of the audit. If there has been an overpayment, IPHAMETRA-CENAREST shall reimburse or credit an adjustment to Sequoia, less the costs of the audit.

5.	Ownership of materials, intellectual property

5.1 It is recognized that Gabon has sovereign rights to its biodiversity and that by this agreement, all rights to collected Biological Material will be transferred to Sequoia, except that Specimens in the National Herbarium shall remain the property of the Republic of Gabon, and rights to exported Specimens shall pass to MBG. Pursuant to an agreement between Sequoia and MBG, MBG will not distribute Biological Material collected under this agreement to anyone other than Sequoia. Approval from IPHAMETRA-CENAREST would be required before any other party received Biological Material from MBG with the exception that MBG may transfer Specimens to academic researcher institutions for taxonomic or related research.

5.2 In order to satisfy its business objectives, and in exchange for the commitment to provide financial support as outlined in paragraph 3, Sequoia will own the Biological Material it receives and the Derivatives, and all related intellectual property rights developed by MBG and Sequoia under this Agreement or in preparation and commercialization of extracts and isolates.

5.3 Sequoia shall be reasonably diligent in seeking to develop the Biological material and Derivatives, but shall have complete discretion in all technical and commercial matters, including the biochemical procedures and tests conducted on the Biological material and Derivatives, and commercialization thereof.

5.4 Patents

5.4.1 All Inventions made by employees or agents of a single Party in the course of work under this Agreement shall be owned solely by that Party. All Inventions jointly made by employees or agents of two or three of the Parties shall be jointly owned by the Parties whose employees or agents made the Invention, and shall be licensed exclusively to Sequoia with no further consideration due beyond that set forth in Section 3.

5.4.2 Any Party who is the sole owner of an Invention shall have the sole right to prepare, file, prosecute, and maintain patent applications and patents throughout the world in countries of its choice regarding the Invention, at its own expense. Where Sequoia is a joint owner of an Invention, it shall be presumed that Sequoia shall, on behalf of the parties, be responsible for patent filing programs at its own expense, absent arrangements to the contrary, in order to maximize the financial returns and thereby the benefit sharing of Section 3.

5.5 Data and Information

Except as set forth in the following section 5.6, each party shall own all copyright and data rights in works and compilations of information created by the party, including catalogs and databases. Joint works shall be jointly owned, and subject to confidentiality restrictions as appropriate. Sequoia and IPHAMETRA shall be entitled to use all collection information associated with Specimens (e.g. location, taxonomic and local names, collector, soil type, vegetation structure) and such information may be made publicly available.

5.6 Traditional knowledge

It is not anticipated that collection of plant materials will be based on traditional knowledge, but if traditional knowledge is obtained and used by MBG in its collections, such use shall be with the prior informed consent of the appropriate individuals and/or communities involved, with the express prior written consent of the appropriate competent governing authorities where such a governing authority exists, and in a manner that ensures the equitable sharing of benefits that arise from traditional knowledge. Any contribution based on traditional knowledge to any publication or to intellectual property shall recognize the individuals involved.

5.7 Publications: MBG and IPHAMETRA-CENAREST are free to publish research as well as results and analyses derived therefrom consistent with standards of scientific freedom. It is contemplated that Gabonese collaborators will be recognized as co-authors on any scientific publications that are produced and/or as inventors of intellectual property instruments, or otherwise as appropriate, consistent with professional and legal standards. MBG and/or IPHAMETRA-CENAREST shall submit manuscripts relating to work conducted under this Agreement to Sequoia for review of potential intellectual property issues, prior to submitting the manuscripts for publication, and upon request MBG and/or IPHAMETRA-CENAREST shall delay publication for up to 60 days to permit Sequoia to seek patent protection or to demonstrate that the manuscript would disclose confidential information. The requirement of submittal under this Section shall not apply to collection information as set forth in Section 5.5.

6.	Compliance With Laws

6.1 The parties shall adhere to the 1993 Convention on Biological Diversity (CBD), the 1973 “Convention on International Trade in Endangered Species of Wild Fauna and Flora” (CITES), and other regional and national laws and policies concerning biodiversity.

6.2 Activities under the Agreement will be undertaken in such a way as to minimize adverse environmental impacts to the collection areas in the Republic of Gabon. In particular, MBG will not collect plant material known to be rare or endangered.

6.3 MBG agrees to obtain, whenever possible, the informed consent needed to carry out activities under this Agreement from appropriate representatives or governing bodies of Indigenous Peoples who traditionally reside in or use an area in which those activities are to be conducted to the extent any comes into existence. MBG also agrees that it will obtain, when possible, informed consent to conduct activities under this Agreement from any other people or entities with legal authority to control access to an area in which those activities are to be conducted.

6.4 In performing their obligations under this Agreement, the Parties shall comply with the laws, regulations, and policies of the United States of America and the Gabonese Republic, and shall act consistently with international codes of scientific conduct and ethics.

6.5 The parties shall cooperate in an effort to perform the following activities:

6.5.1 Consult with local communities, government bodies, and conservation and development organizations regarding the planning and implementation of conservation measures that are compatible with and build upon local, including traditional and indigenous, cultures;

6.5.2 Contribute to public education and reporting (such as workshops, local meetings, publications, and courses) on this project and its provisions for conservation, local benefits, research, and other domains of possible interest;

6.5.3 Engage in other measures devoted to preserving biological diversity in Gabon.

7.	Representations and Warranties

7.1 Each of MBG and Sequoia represents and warrants, severally and not jointly, that (i) it has all necessary right and authority to enter into and perform this Agreement; (ii) it has obtained or will obtain all consents, licenses or other permits needed by it to perform this Agreement and it will comply with all applicable laws; and (iii) it is not under any duty to, and has not entered into an agreement with, any third party that is in conflict with this Agreement.

7.2 Representations of IPHAMETRA-CENAREST

7.2.1 IPHAMETRA-CENAREST represents that it has the governmental authority in the Republic of Gabon for the promotion and regulation of matters relating to renewable plant natural resources in the Republic of Gabon, including research relating to flora, and the collection, transfer, export, extraction, and commercialization of such materials.

7.2.2 IPHAMETRA-CENAREST represents that it has full authority to negotiate and enter into the Agreement, and that upon execution, the Agreement shall be enforceable with respect to all specified activities therein regarding activities connected to the Republic of Gabon.

7.2.3 IPHAMETRA-CENAREST represents that no public consultation is required except as specified herein, and that it will facilitate and cooperate with securing prior informed consent from all appropriate stakeholders for the collecting and commercial activities contemplated in this Agreement.

8.	Confidentiality

8.1 The Parties recognize the need for notice and consultation with appropriate Gabonese officials and stakeholders, but agree in principle not to announce publicly or disclose the existence, terms or provisions of this Agreement, without good cause or as required by law. The financial terms of this Agreement shall be considered particularly confidential. The parties shall consult with each other regarding the form and content of public announcements or disclosure, and will not make any public announcement or disclosure without prior notification to the other parties and subsequently obtaining their written approval.

8.2 The Parties agree to reach a decision permitting some form of general announcement and public disclosure regarding this Agreement and permitting the disclosure of a redacted version of this Agreement for the purposes of generating understanding and public goodwill. The text (English and any non-English translation) of such general agreement and public disclosure and the text (English and any non-English translation) of such redacted version of this Agreement must be approved by the Parties in writing in advance of any disclosure.

9.	Indemnification

9.1 Sequoia shall indemnify and hold IPHAMETRA-CENAREST harmless from all suits, claims, demands, judgments, liabilities, costs, charges, or expenses (including reasonable attorney’s fees), or settlements thereof, which arise from, out of or in connection with Sequoia’s use of any Biological Material, or the development, manufacture, use or sale of any Derivative, except those resulting from the negligence or willful misconduct (whether by act or omission) on the part of IPHAMETRA-CENAREST or Gabonese collaborators prior to the shipment of Biological material to Sequoia.

9.2 IPHAMETRA-CENAREST shall indemnify and hold Sequoia and MBG or their collaborators harmless from all suits, claims, demands, judgments, liabilities, costs, charges, or expenses (including reasonable attorney’s fees), or settlements thereof which result from the negligence or willful misconduct (whether by act or omission) on the part of Sequoia and MBG or collaborators prior to the shipment of Biological material to Sequoia.

10.	Term and termination

10.1 The Agreement will have an initial term of ten years, and shall be renewable automatically for further terms of five years indefinitely absent termination.

10.2 During the initial period until the end of 2001, the parties shall undertake collection and development activities consistent with this Agreement. After the initial period, even if no activity or payment is made, the Agreement will nonetheless remain in force.

10.3 Regardless of how long the agreement and collecting activities remain in effect, the commitment to share revenues from developed products will persist. The obligations and rights contained in Sections 2.4, 3, 4, 5.1, 5.4, 5.5, 5.7, 8, and 9, shall survive the expiration or other termination of this Agreement. In addition, because Sequoia anticipates promising the availability of recollection to its customers, IPHAMETRA-CENAREST will allow MBG and/or Sequoia to recollect plants previously obtained, upon request and as necessary, during the entire term of the Agreement, and will work with MBG to facilitate prompt and legal recollection.

10.4 In the event that either party shall be in default of any obligation hereunder, either or both of the other parties shall have the right to terminate this Agreement by giving ninety (90) days written notice to the defaulting party, specifying the basis for termination. If, within such ninety (90) day period, the party who received notice takes steps necessary to remedy the default, such notice shall cease to be operative, and this Agreement shall continue in full force. The waiver of a breach hereunder may be effected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach.

11.	Dispute Resolution

11.1 Any dispute arising under this Agreement which is not disposed of by agreement of the disputing parties in consultation with each other shall be submitted jointly to the signatories of this Agreement. A joint decision of the signatories or their designees shall dispose of the dispute.

11.2 If the parties are unable to agree to a resolution on their own, then the parties shall submit to non-binding mediation of their differences in Gabon or at another location as the parties may agree. No court action shall be commenced prior to mediation.

11.3 If mediation is unsuccessful, the parties may proceed with court actions or otherwise. The parties consent to jurisdiction in any state or federal court in Missouri, under applicable United States law.

11.4 Claims relating to Biological material collected under this Agreement can be raised only against the other parties to this agreement. No claims shall be raised by IPHAMETRA-CENAREST against the customers or licensees of Sequoia, and Sequoia will endeavor to require that its customers and licensees enter into a reciprocal agreement with respect to IPHAMETRA-CENAREST and the Republic of Gabon.

12.	No Agency

Nothing in this Agreement nor anything done by any party in the discharge of its obligations hereunder shall be deemed to constitute any party the agent of the other(s) in any sense.

13.	Integration

13.1 This Agreement represents the entire understanding between the parties, and supersedes all other agreements, express or implied, between the parties concerning its subject matter. This Agreement may be altered only by a writing signed by all three parties.

13.2 The Agreement is being executed in English and French language counterparts, which, taken together, shall constitute one and the same agreement, and each of which may be offered in evidence without objection as a true and complete agreement of the parties.

13.3 The parties agree that if any part, term, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby, and should be interpreted in accordance with the intent of the parties with such modification as may be necessary to make it valid.

14.	Notices Under the Agreement

All written communications and notices between the parties under this Agreement shall be deemed given when delivered in person, or when received by mail, postage prepaid, registered or certified mail, express courier, or facsimile, to the addresses below, and with proof of delivery received by the sender.

IPHAMETRA-CENAREST:

MBG:	4344 Shaw Boulevard
St. Louis, Missouri 63110
USA

Sequoia:	11199 Sorrento Valley Road
Suite H
San Diego, California 92130
USA

or any other addresses of which either party shall notify the other party in writing.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives effective on the later date stated below:

INSTITUT DE PHARMACOPEE ET DE MEDECINE TRADITIONNELLES - CENTRE NATIONAL DE LA RECHERCHE SCIENTIFIQUE ET TECHNIQUE

By:

Title:

Date:

MISSOURI BOTANICAL GARDEN

By:

Title:

Date:

SEQUOIA SCIENCES, INC.

By:

Title:

Date:

CONFIRMATION OF GOVERNMENT APPROVAL

As a duly authorized representative of the Gabonese Republic, I hereby confirm, on behalf of the Government of the Gabonese Republic, that I have reviewed and approved the International Collection Agreement, dated ……………………………………, 2000 between the Institut de Pharmacopée et de Médecine Traditionnelles – Centre National de la Recherche Scientifique et Technique, Missouri Botanical Garden, and Sequoia Sciences, Inc.

DATE: ___________________________, 2000

THE GOVERNMENT OF THE GABONES

BY:

NAME:

TITLE:

DEPARTMENT:

ANNEX 1. Amount milestone payments to be made upon report of the following milestones to Sequoia by its customers.

Milestone	Payment to Gabon Biodiversity Fund
Active compound demonstrates: 1) activity in an in vitro system at a concentration of 500 nM or less; 2) non-toxicity in a cell assay; and 3) activity in a secondary system at not less than 10X the active concentration in the selected in vitro system used in 1) above.	$10,000
In-vivo efficacy demonstration	$50,000
IND Filing	$100,000
Initiation of Phase III efficacy studies	$250,000
First marketing approve	$400,000